Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN THIRD QUARTER EARNINGS

Aiken, South Carolina (November 1, 2021) - Security Federal Corporation (“Company”) (OTCBB: SFDL), the holding company for Security Federal Bank (“Bank”), today announced earnings and financial results for the three and nine months ended September 30, 2021.

Net income increased $3.7 million, or 412.9%, to $4.6 million, or $1.43 per common share, for the quarter ended September 30, 2021 compared to $905,000, or $0.28 per common share, for the same quarter last year. Year to date net income increased $6.8 million or 169.6%, to $10.7 million, or $3.30 per common share, for the nine months ended September 30, 2021 compared to $4.0 million, or $1.25 per common share, during the nine months ended September 30, 2020. The increase in net income during both periods was primarily the result of decreases in interest expense and the provision for loan losses combined with an increase in non-interest income.

Third Quarter Financial Highlights
•	Net interest income increased $915,000, or 11.6%, to $8.8 million, primarily due to lower interest expense and higher interest income from loans.
•
Total non-interest income increased $1.5 million, or 51.6%, to $4.5 million, primarily due to a $1.8 million grant received during the third quarter of 2021. The grant was awarded by the Community Development Financial Institutions (CDFI) Rapid Response Program (RRP) in order to provide certified CDFIs with resources to help counter the economic impact of COVID-19 in distressed and underserved communities. The grant proceeds were used to fund qualified loans within the Bank’s target market areas.

•	Total non-interest expense increased $363,000, or 4.7%, to $8.0 million.
•	Average interest earning assets grew $89.0 million to $1.1 billion for the third quarter of 2021 compared to $1.0 billion for the same quarter last year.
•	Average interest bearing liabilities grew $30.8 million to $866.6 million compared to $835.8 million for the same quarter last year.
	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	9/30/2021	9/30/2020
Total interest income	$ 9,668	$ 9,339
Total interest expense	845	1,431
Net interest income	8,823	7,908
Provision for loan losses	(665)	2,200
Net interest income after provision for loan losses	9,488	5,708
Non-interest income	4,530	2,988
Non-interest expense	8,049	7,686
Income before income taxes	5,969	1,010
Provision for income taxes	1,327	105
Net income	$ 4,642	$ 905
Earnings per common share (basic)	$ 1.43	$ 0.28

Year to Date (Nine Months) Comparative Financial Highlights
•	Net interest income increased $2.5 million, or 11.1%, to $24.6 million, as the decline in interest expense exceeded the decline in interest income.
•
Non-interest income increased $1.4 million, or 16.3%, primarily due to increases in gain on sale of loans, trust income, ATM and check card fee income and grant income. These increases were partially offset by a decline in net gain on sale of investments.

•	Non-interest expense increased $784,000 or 3.5%, primarily due to increases in salaries expense and depreciation and maintenance of equipment.
•	Average interest earning assets grew $117.6 million, or 11.8%, to $1.1 billion for the first nine months of 2021 compared to $992.7 million for the same period in 2020.
•	Average interest bearing liabilities grew $41.8 million, or 5.0%, to $869.7 million.
	Nine Months Ended
(Dollars in Thousands, except for Earnings per Share)	9/30/2021	9/30/2020
Total interest income	$ 27,483	$ 27,533
Total interest expense	2,900	5,407
Net interest income	24,583	22,126
Provision for loan losses	(2,270)	3,600
Net interest income after provision for loan losses	26,853	18,526
Non-interest income	9,991	8,590
Non-interest expense	23,105	22,321
Income before income taxes	13,739	4,795
Provision for income taxes	2,993	810
Net income	$ 10,746	$ 3,985
Earnings per common share (basic)	$ 3.30	$ 1.25

Credit Quality Highlights

•
We had a negative provision for loan losses of $2.3 million for the nine months ended September 30, 2021 compared to provision expense of $3.6 million for the nine months ended September 30, 2020. The negative provision during 2021 resulted from a reduction in qualitative adjustment factors related to improvement in the economic and business conditions at both the national and regional levels as of September 30, 2021.

•	Non-performing assets improved to $3.1 million at September 30, 2021 from $3.6 million and $4.0 million at December 31, 2020 and September 30, 2020, respectively.
•	Allowance for loan losses as a percentage of gross loans was 2.20% at September 30, 2021 compared to 2.64% at December 31, 2020 and 2.41% at September 30, 2020.
	Quarter Ended		Nine Months Ended
(Dollars in thousands)	9/30/2021	9/30/2020	9/30/2021	9/30/2020
Provision for loan losses	$ (665)	$ 2,200	$ (2,270)	$ 3,600
Net (recoveries) charge-offs	$ (413)	$ 31	$ (608)	$ (20)

At Period End (dollars in thousands):	9/30/2021	12/31/2020	9/30/2020
Non-performing assets	$ 3,063	$ 3,624	$ 3,995
Non-performing assets to gross loans	0.60%	0.75%	0.75%
Allowance for loan losses	$ 11,172	$ 12,843	$ 12,846
Allowance to gross loans	2.20%	2.64%	2.41%

Balance Sheet Highlights and Capital Management
•	Total assets increased $58.6 million during the first nine months of 2021 to $1.2 billion at September 30, 2021.
•	Net loans receivable increased $21.4 million or 4.5% since the prior year end to $500.6 million.
•	Investment and mortgage-backed securities increased $42.7 million or 7.0% to $650.3 million at September 30, 2021.
•	Total deposits increased $98.5 million or 10.7% during the first nine months of 2021 to $1.0 billion as a result of SBA PPP and other stimulus funds deposited.
•	Book value per share increased to $35.87 at September 30, 2021 from $34.40 at December 31, 2020 and $33.52 at September 30, 2020.

Dollars in thousands (except per share amounts)	9/30/2021	12/31/2020	9/30/2020
Total assets	$ 1,230,280	$ 1,171,710	$ 1,129,203
Cash and cash equivalents	13,555	18,025	15,607
Total loans receivable, net *	500,601	479,167	527,870
Investment and mortgage-backed securities	650,254	607,579	520,650
Deposits	1,016,567	918,096	904,792
Borrowings	87,138	131,972	105,948
Shareholders' equity	116,681	111,906	109,051
Book value per share	$ 35.87	$ 34.40	$ 33.52
Total risk based capital ratio (1)	20.06%	19.89%	19.59%
Common equity tier one ratio (1)	18.80%	18.63%	18.32%
Tier 1 leverage capital ratio (1)	10.20%	9.76%	9.71%
* Includes PPP loans of $32.1 million, $47.1 million and $75.3 million at 9/30/2021, 12/31/2020 and 9/30/2020, respectively.
(1) - Ratio is calculated using Bank only information and not consolidated information

Security Federal has 17 full service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc. The Bank’s newest branch, located in Augusta, Georgia, is under construction but scheduled to open later this year. It will be a full-service branch offering depository banking as well as commercial and consumer lending.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.